Exhibit 10.49

March 1, 2012

Teva Pharmaceutical Industries Ltd.

5 Basel Street

P.O. Box 3190

Petah Tiqva 49131

Israel

Attention: Mr. Martin Reeves

Re: Amendment to Collaboration and License Agreement dated as of December 20, 2009 (the “Agreement”) between OncoGenex Technologies Inc. (“OGX”) and Teva Pharmaceutical Industries Ltd. (“Teva”)

Following-up on the discussions held during the JSC meeting on December 14, 2011, this letter agreement (“Letter Agreement”), effective as of December 14, 2011 (“Effective Date”) is to document OGX’s and Teva’s agreement with respect to certain issues related to the second-line CRPC Phase III Clinical Study, also called Study OGX-011-10 or SATURN study (“Study 10”), as well as certain governance matters, and amend the Agreement accordingly.

1. Study 10

(a) Study 10 will be replaced with a new second-line CRPC Phase III Clinical Study, to be referred to as OGX-011-12 (“Study 12”) as soon as reasonably possible, provided that Study 10 will continue to accrue patients, and will not be terminated or suspended, until the replacement protocol, CRO costs, study budgets and timelines for Study 12 (all of the foregoing, collectively, “Study 12 Parameters”) have been unanimously approved by the JSC. Upon such approval, notwithstanding anything to the contrary in the Agreement, any change to Study 12 Parameters shall be subject to the JSC prior written approval in accordance with the Agreement.

(b) Until Completion of Study 10, Teva shall continue to provide clinical and drug supply except for the procurement of cabazitaxel and docetaxel clinical supplies, provided, however, that Teva shall provide packaging and labeling services for cabazitaxel to support Study 10 in the scope and manner provided heretofore. For purposes of this Letter Agreement, “Completion” means any and all treatment and follow-up (each as described in the Study 10 protocol) of all of the patients randomized up to, and including, the date Study 10 is terminated pursuant to Article 1(a) above.

(c) Costs and expenses incurred by OGX to support Study 10 (including for the procurement of cabazitaxel and docetaxel clinical supplies) will continue to be applied against the Advanced Reimbursement in accordance with the Agreement. For clarity, no costs incurred by Teva in support of Study 10, whether before or after the Effective Date, will be applied to the Advanced Reimbursement.

2. Study 12

(a) OGXI will be responsible for the conduct of Study 12 in accordance with the Agreement. As agreed upon in the attached budget, OGX shall be responsible for all the clinical work as well as the clinical supplies related to Study 12, except for those specific activities to be supported by Teva as specified in such budget. The Parties’ responsibilities, rights and obligations with respect to Study 12 shall be as set forth in the Agreement with respect to Study 10. Upon approval of the Study 12 Parameters by the JSC in accordance with Article 1(a) above, item 1 of Exhibit A to the Agreement will be replaced by a summary of the Clinical Development Plan for Study 12.

(b) Costs and expenses incurred by OGX to support Study 12 will be applied against the Advanced Reimbursement in accordance with the Agreement until the balance of the Advance Reimbursement is zero. Thereafter, such costs and expenses shall be reimbursed by Teva in accordance with the Agreement.

3. Collaboration Governance Structure

The last sentence of Section 3.5(d)(iii) of the Agreement shall be replaced with the following: “If the JSC is unable to reach unanimity upon any issue or matter that is brought before it for decision, then the JSC shall refer such issue or matter to OGX’s CEO and Teva’s Corporate Vice President Global Branded Products or their authorized delegates (the “Executives”). The Executives shall use good faith efforts to resolve promptly such issue or matter, which good faith efforts shall include at least one discussion between such Executives within five (5) days after the JSC’s submission of such issue or matter to them. If the Executives are unable to reach consensus on any such issue or matter within ten (10) days after the referral to the Executives, then the JSC chairperson shall be entitled to make the final decision, which decision shall be binding upon the Parties, subject to the limitations set forth in Section 3.5(d)(iii) (A) through (D) of the Agreement, provided, however, that in the event that the JSC chairperson decides, in good faith, that time is of the essence with respect to the matter for which the JSC cannot reach unanimity, then, subject to the limitations set forth in Section 3.5(d)(iii) (A) through (D) of the Agreement, the JSC chairperson shall be entitled to make a final decision with respect to such matter without referring it to the Executives. The decision of the JSC chairperson shall be binding upon the Parties, subject to the limitations set forth in Section 3.5(d)(iii) (A) through (D) of the Agreement”. For clarity, Section 3.5(d)(iii) (A) through (D) of the Agreement will remain unchanged.

4. Miscellaneous.

(a) Except as otherwise defined herein, capitalized terms used in this Letter Agreement have the meaning given to them in the Agreement.

(b) Except as expressly modified herein, all of the terms of the Agreement shall continue to be in full force and effect.

(c) OGX and Teva, respectively, each further acknowledge that it has received good and valuable consideration, sufficient in quantity and quality, and that it intends to be legally bound by the terms and conditions set forth in this Letter Agreement.

(d) This Letter Agreement may be executed in any number of counterparts, each of which is an original and all of which taken together constitute one instrument. Any Party may execute this Letter Agreement by executing any such counterpart.

If you are in agreement with the foregoing, kindly sign this letter where indicated below and return one fully executed copy to me at your earliest convenience.

Very truly yours,

/s/ Scott Cormack
Scott Cormack President & CEO OncoGenex Technologies Inc. March 6, 2012

Teva Pharmaceutical Industries Ltd.

By: /s/ Martin Reeves
Name: Martin Reeves Date: March 1, 2012

By: /s/ Kevin Buchi
Name: Kevin Buchi Date: March 1, 2012